Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zac Fields (319) 786-8146

ALLIANT ENERGY ANNOUNCES 2021 RESULTS

•Adjusted earnings per share were $2.58 in 2021 compared to $2.42 in 2020, representing 7% growth
•Provided updated 2022 earnings guidance range of $2.67 to $2.81 per share
•Provided updated 2022-2025 net capital expenditures of $6.1 billion in aggregate
◦Additional $300 million of net investment during this period

MADISON, Wis. - February 17, 2022 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for 2021 and 2020 as follows:

	GAAP EPS		Non-GAAP EPS
	2021	2020	2021	2020
Utilities and Corporate Services	$2.52	$2.36	$2.52	$2.36
American Transmission Company (ATC) Holdings	0.12	0.14	0.12	0.14
Non-utility and Parent	(0.01)	(0.03)	(0.01)	(0.07)
Alliant Energy Consolidated	$2.63	$2.47	$2.63	$2.43

“2021 was another great year for Alliant Energy as we marked the 3rd consecutive year of delivering 7% EPS growth, and the 19th consecutive year of dividend growth,” said John Larsen, Alliant Energy Chair, President and CEO. “Looking forward to 2022, we are excited to begin placing some of our announced 1.5 gigawatts of solar generation in service and put that zero-emissions generation to work for our customers.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $2.52 per share of GAAP EPS in 2021, which was $0.16 per share higher than 2020. The primary drivers of higher EPS were higher earnings resulting from Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base, higher sales due to favorable temperature impacts versus 2020, as well as higher temperature-normalized sales due to recovery from COVID-19 sales impacts in 2020. These items were partially offset by higher depreciation expense and lower allowance for funds used during construction (AFUDC).

Earnings Adjustments - Non-GAAP EPS for 2020 excludes $0.02 per share related to credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum Corporation (Whiting Petroleum) and $0.02 per share related to a tax valuation allowance adjustment, both for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Estimated Temperature Impacts to Non-GAAP EPS - The estimated impacts of temperatures on retail electric and gas sales were $0.05 per share and $0.01 per share gains in 2021 and 2020, respectively. The temperature-normalized non-GAAP EPS was $2.58 per share and $2.42 per share for fiscal years 2021 and 2020, respectively.

Details regarding GAAP EPS variances between 2021 and 2020 for Alliant Energy are as follows:

Variance
Higher revenue requirements primarily due to increasing rate base	$0.30
Estimated temperature impact on retail electric and gas sales	0.04
Higher depreciation expense	(0.12)
Lower allowance for funds used during construction	(0.09)
Credit loss adjustments on guarantee for affiliate of Whiting Petroleum in 2020	(0.02)
Tax valuation allowance adjustment in 2020	(0.02)
Other (includes higher sales due to COVID-19 in 2020)	0.07
Total	$0.16

Higher revenue requirements primarily due to increasing rate base - In 2020, IPL received a final order from the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers based on a 2020 forward-looking Test Period. Effective with the implementation of final rates covering the 2020 forward-looking Test Period on February 26, 2020, IPL began recovering a return of, as well as earning a return on, its new wind generation placed in service in 2019 and 2020 from its retail electric customers through a renewable energy rider. Other applicable costs and tax benefits associated with the new wind generation, excluding operation and maintenance expenses, are also included in the rider. The renewable energy rider factor is updated on an annual basis using forecasted rate base and costs for the current year. The 2021 renewable energy rider factor includes the impact of the wind expansion completed in 2020, resulting in increased earnings for 2021. IPL recognized a $0.13 per share increase in 2021 primarily due to the higher revenue requirements from increasing rate base related to the wind generation placed in service during 2020. This increasing rate base completed in 2020 at IPL also resulted in higher depreciation expense and lower AFUDC in 2021.

In 2020, the Public Service Commission of Wisconsin issued an order authorizing WPL to maintain its current retail electric and gas base rates, authorized return on equity, regulatory capital structure and earnings sharing mechanism through the end of 2021. WPL began to utilize anticipated fuel-related cost savings and excess deferred income tax benefits in 2021 to offset the revenue requirement impacts of increasing electric and gas rate base. WPL recognized a $0.17 per share increase in 2021 due to higher revenue requirements from increasing electric and gas rate base. This increasing rate base at WPL was primarily attributable to its Kossuth wind farm, which was placed in service in October 2020, and the expansion of its gas distribution system in Western Wisconsin, which was placed in service in November 2020. This increasing rate base completed in 2020 at WPL also resulted in higher depreciation expense and lower AFUDC in 2021.

Credit loss adjustment on guarantee for affiliate of Whiting Petroleum in 2020 - A wholly-owned subsidiary of Alliant Energy continues to guarantee the partnership obligations of an affiliate of Whiting Petroleum under multiple general partnership agreements. The partnership obligations include costs associated with the future abandonment of certain facilities owned by the partnerships. Whiting Petroleum completed its bankruptcy proceedings in the third quarter of 2020. Alliant Energy estimated a decrease in the current expected credit loss related to the guarantees and recognized $0.02 per share of earnings in 2020. This was a non-recurring increase to earnings in 2020.

Tax valuation allowance adjustment in 2020 - In prior years, valuation allowances related to certain tax credit carryforwards were recorded, since it was expected they would expire before utilized. Based on updated taxable income projections, it was determined that a portion of these credits would be utilized before they expire. Alliant Energy recognized a $0.02 per share increase of earnings in 2020 as a result of reversing a portion of the valuation allowance.

2022 Earnings Guidance

Alliant Energy’s is updating its EPS guidance for 2022 as follows. The midpoint of the 2022 EPS guidance was increased by $0.02 per share primarily due to increased 2022 capital expenditures related to solar generation.

	Revised	Previous
Alliant Energy Consolidated	$2.67 - $2.81	$2.65 - $2.79

Drivers for Alliant Energy’s 2022 earnings guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of 4%

The 2022 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Projected Capital Expenditures

Alliant Energy has updated its projected net capital expenditures for 2022 through 2025, which total $6 billion, as follows (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2022	2023	2024	2025
Generation:
Renewable projects	$845	$980	$1,135	$800
Other	100	90	95	80
Distribution:
Electric systems	435	555	590	615
Gas systems	75	110	75	75
Other	185	190	190	185
Gross Capital Expenditures	1,640	1,925	2,085	1,755
Solar Project Tax Equity	(165)	(445)	(430)	(250)
Net Capital Expenditures	$1,475	$1,480	$1,655	$1,505

Earnings Conference Call

A conference call to review the 2021 results is scheduled for Friday, February 18th at 9:00 a.m. central time. Alliant Energy Chair, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through February 25, 2022, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 985,000 electric and 425,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;
•the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•the impacts of changes in the tax code, including tax rates, minimum tax rates, and adjustments made to deferred tax assets and liabilities;
•the ability to complete construction of renewable generation and storage projects within the cost targets set by regulators due to cost increases of materials, equipment and commodities including due to tariffs, labor issues or supply shortages, the ability to successfully resolve warranty issues or contract disputes, the ability to achieve the expected level of tax benefits based on tax guidelines and project costs, and the ability to efficiently utilize the renewable generation and storage project tax benefits for the benefit of customers;
•employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•weather effects on results of utility operations;
•the direct or indirect effects resulting from the ongoing COVID-19 pandemic and the spread of variant strains, including any vaccine mandates and testing requirements, on sales volumes, margins, operations, employees, labor markets, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;
•issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•inflation and interest rates;
•disruptions to the supply of materials, equipment and commodities needed to construct solar generation and storage projects, including due to shortages, labor issues or transportation issues, which may impact the ability to meet capacity requirements and result in increased capacity expense;
•possible changes to Midcontinent Independent System Operator, Inc.’s (MISO’s) methodology establishing capacity planning reserve margin and capacity accreditation requirements that may impact how and when new generating facilities such as IPL’s and WPL’s additional solar generation may be accredited with energy capacity and may require IPL and WPL to adjust their current resource plans, the need to add resources to comply with MISO’s proposal, or procure capacity in the market whereby such costs might not be recovered in rates;
•changes in the price of delivered natural gas, transmission, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, availability of warranty coverage for equipment breakdowns or failures; performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;
•impacts that excessive heat, excessive cold, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the effect of accounting standards issued periodically by standard-setting bodies;

•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2022 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2022 earnings guidance and 2022-2025 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include the use of (1) income and EPS for year ended December 31, 2020 excluding credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum and a tax valuation allowance adjustment; and (2) income and EPS for the fourth quarter ended December 31, 2020 excluding a tax valuation allowance adjustment. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the fourth quarter and year ended December 31, 2021 and 2020. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our 2021 Form 10-K.

This press release also includes temperature-normalized non-GAAP EPS for the year ended December 31, 2021 and 2020. Alliant Energy believes this non-GAAP measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

The tax impact adjustments represent the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature-normalized non-GAAP EPS, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2021	2020	2021	2020	2021	2020
IPL	$1.40	$1.30	$—	$—	$1.40	$1.30
WPL	1.07	1.00	—	—	1.07	1.00
Corporate Services	0.05	0.06	—	—	0.05	0.06
Subtotal for Utilities and Corporate Services	2.52	2.36	—	—	2.52	2.36
ATC Holdings	0.12	0.14	—	—	0.12	0.14
Non-utility and Parent	(0.01)	(0.03)	—	(0.04)	(0.01)	(0.07)
Alliant Energy Consolidated	$2.63	$2.47	$—	($0.04)	$2.63	$2.43

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2021	2020	2021	2020	2021	2020
IPL	$350	$324	$—	$—	$350	$324
WPL	268	249	—	—	268	249
Corporate Services	14	13	—	—	14	13
Subtotal for Utilities and Corporate Services	632	586	—	—	632	586
ATC Holdings	31	34	—	—	31	34
Non-utility and Parent	(4)	(6)	—	(9)	(4)	(15)
Alliant Energy Consolidated	$659	$614	$—	($9)	$659	$605

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2021	2020	2021	2020
ATC Holdings and Non-utility and Parent
Credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum, net of tax impacts of $2 million	$—	($5)	$—	($0.02)
Tax valuation allowance adjustment	—	(4)	—	(0.02)
Total Alliant Energy Consolidated	$—	($9)	$—	($0.04)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the fourth quarter:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2021	2020	2021	2020	2021	2020
IPL	$0.11	$0.14	$—	$—	$0.11	$0.14
WPL	0.21	0.12	—	—	0.21	0.12
Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities and Corporate Services	0.33	0.27	—	—	0.33	0.27
ATC Holdings	0.03	0.03	—	—	0.03	0.03
Non-utility and Parent	(0.01)	(0.04)	—	(0.02)	(0.01)	(0.06)
Alliant Energy Consolidated	$0.35	$0.26	$—	($0.02)	$0.35	$0.24

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2021	2020	2021	2020	2021	2020
IPL	$28	$34	$—	$—	$28	$34
WPL	53	29	—	—	53	29
Corporate Services	3	3	—	—	3	3
Subtotal for Utilities and Corporate Services	84	66	—	—	84	66
ATC Holdings	7	8	—	—	7	8
Non-utility and Parent	(3)	(10)	—	(4)	(3)	(14)
Alliant Energy Consolidated	$88	$64	$—	($4)	$88	$60

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2021	2020	2021	2020
ATC Holdings and Non-utility and Parent:
Tax valuation allowance adjustment	$—	($4)	$—	($0.02)
Total Alliant Energy Consolidated	$—	($4)	$—	($0.02)

Details regarding GAAP EPS variances between fourth quarter of 2021 and 2020 for Alliant Energy’s operations are as follows:

Variance
Higher revenue requirements primarily due to increasing rate base	$0.05
Timing of income taxes	0.04
Estimated temperature impact on retail electric and gas sales	(0.03)
Tax valuation allowance adjustment in 2020	(0.02)
Other	0.05
Total Alliant Energy Consolidated	$0.09

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Revenues:
Electric utility	$724	$663	$3,081	$2,920
Gas utility	167	120	456	373
Other utility	13	17	49	49
Non-utility	23	17	83	74
	927	817	3,669	3,416
Operating expenses:
Electric production fuel and purchased power	164	125	642	652
Electric transmission service	134	123	537	449
Cost of gas sold	109	65	258	182
Other operation and maintenance	199	205	676	670
Depreciation and amortization	163	161	657	615
Taxes other than income taxes	26	26	104	108
	795	705	2,874	2,676
Operating income	132	112	795	740
Other (income) and deductions:
Interest expense	71	68	277	275
Equity income from unconsolidated investments, net	(15)	(15)	(62)	(61)
Allowance for funds used during construction	(9)	(4)	(25)	(55)
Other	(2)	7	5	14
	45	56	195	173
Income before income taxes	87	56	600	567
Income tax benefit	(8)	(10)	(74)	(57)
Net income	95	66	674	624
Preferred dividend requirements of IPL	7	2	15	10
Net income attributable to Alliant Energy common shareowners	$88	$64	$659	$614
Weighted average number of common shares outstanding:
Basic	250.4	249.8	250.2	248.4
Diluted	251.1	250.3	250.7	248.7
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted)	$0.35	$0.26	$2.63	$2.47

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2021	2020
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$39	$54
Other current assets	1,030	833
Property, plant and equipment, net	14,987	14,336
Investments	517	485
Other assets	1,980	2,002
Total assets	$18,553	$17,710
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$633	$8
Commercial paper	515	389
Other current liabilities	906	900
Long-term debt, net (excluding current portion)	6,735	6,769
Other liabilities	3,774	3,756
Equity:
Alliant Energy Corporation common equity	5,990	5,688
Cumulative preferred stock of Interstate Power and Light Company	—	200
Total equity	5,990	5,888
Total liabilities and equity	$18,553	$17,710

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2021	2020
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$1,110	$959
Accounts receivable sold to a third party	(528)	(458)
Net cash flows from operating activities	582	501
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,070)	(1,293)
Other	(99)	(73)
Cash receipts on sold receivables	502	458
Other	(61)	(43)
Net cash flows used for investing activities	(728)	(951)
Cash flows from financing activities:
Common stock dividends	(403)	(377)
Proceeds from issuance of common stock, net	28	247
Payments to redeem cumulative preferred stock of Interstate Power and Light Company	(200)	—
Proceeds from issuance of long-term debt	600	1,250
Payments to retire long-term debt	(8)	(657)
Net change in commercial paper	126	52
Other	(13)	(27)
Net cash flows from financing activities	130	488
Net increase (decrease) in cash, cash equivalents and restricted cash	(16)	38
Cash, cash equivalents and restricted cash at beginning of period	56	18
Cash, cash equivalents and restricted cash at end of period	$40	$56

KEY FINANCIAL AND OPERATING STATISTICS

	December 31, 2021	December 31, 2020
Common shares outstanding (000s)	250,475	249,868
Book value per share	$23.91	$22.76
Quarterly common dividend rate per share	$0.4025	$0.38

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Utility electric sales (000s of megawatt-hours)
Residential	1,642	1,729	7,353	7,294
Commercial	1,579	1,508	6,383	6,107
Industrial	2,721	2,608	10,843	10,367
Industrial - co-generation customers	228	194	853	767
Retail subtotal	6,170	6,039	25,432	24,535
Sales for resale:
Wholesale	659	619	2,787	2,525
Bulk power and other	735	465	3,018	3,521
Other	18	18	71	71
Total	7,582	7,141	31,308	30,652
Utility retail electric customers (at December 31)
Residential	834,512	828,445
Commercial	144,619	143,270
Industrial	2,439	2,429
Total	981,570	974,144
Utility gas sold and transported (000s of dekatherms)
Residential	8,339	9,300	26,795	27,809
Commercial	5,780	6,056	18,516	17,996
Industrial	761	907	2,868	3,003
Retail subtotal	14,880	16,263	48,179	48,808
Transportation / other	25,068	23,244	99,179	102,790
Total	39,948	39,507	147,358	151,598
Utility retail gas customers (at December 31)
Residential	377,866	375,294
Commercial	44,657	44,356
Industrial	341	344
Total	422,864	419,994

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Electric margins	($6)	($1)	$19	$4
Gas margins	(4)	—	(3)	(1)
Total temperature impact on margins	($10)	($1)	$16	$3

	Quarter Ended December 31,			Year Ended December 31,
	2021	2020	Normal	2021	2020	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,166	2,476	2,483	6,539	6,625	6,705
Madison, Wisconsin (WPL)	2,211	2,478	2,510	6,620	6,789	6,992
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	24	4	12	974	800	802
Madison, Wisconsin (WPL)	25	1	8	845	736	687

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.